Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Marker Therapeutics, Inc. on Form S-3, File No. 333-215258, No. 333-220538, No. 333-228059, No. 333-232122 and No. 333-258687 and on Form S-8 File No. 333-223900, No. 333-228056 and 333-239136 of our report dated March 17, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2021 and 2020 and for the two years in the period ended December 31, 2021, which reports is included in this Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Houston, Texas Marcum LLP

March 17, 2022